CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report dated April 14, 2026 on the financial statements of Greenlite Holdings Corp as of December 31, 2025 and for the period from October 17, 2025 (date of inception) to December 31, 2025 included herein on the Regulation A Offering Circular of Greenlite Holdings Corp on Form 1-A.

/s/ Assurance Dimensions, LLC

Assurance Dimensions

Coral Springs, Florida

June 26, 2026